Exhibit 99.1

AeroVironment, Inc. Announces Fiscal 2013 Third Quarter Results

MONROVIA, Calif., Mar. 5, 2013 — AeroVironment, Inc. (NASDAQ: AVAV) today reported financial results for its third quarter ending January 26, 2013.

“Third quarter revenue of $47.1 million and earnings per share of $0.17 fell well short of our plans primarily due to delays in government procurements expected during the quarter,” said Tim Conver, AeroVironment chairman and chief executive officer.  “We believe these are delays in order timing, and not lost orders.  We have recalibrated our expectations for order and shipment timing in our UAS business based on the procurement timelines we are currently experiencing, resulting in a significant reduction in expected revenue and earnings per share for fiscal 2013.”

“We continue to see multiple opportunities for growth in fiscal 2014 and beyond based on leading market positions and significant new development activities for both defense and non-defense solutions,” Conver added.

FISCAL 2013 THIRD QUARTER RESULTS

Revenue for the third quarter of fiscal 2013 was $47.1 million, down $24.9 million from third quarter fiscal 2012 revenue of $72.0 million. The decrease in revenue resulted from decreased sales in our Unmanned Aircraft Systems (UAS) segment of $19.6 million and in our Efficient Energy Systems (EES) segment of $5.3 million.

Loss from operations for the third quarter of fiscal 2013 was $1.1 million, a decrease of 115% from income from operations for the third quarter of fiscal 2012 of $7.3 million. The decrease in income from operations resulted from lower gross margin of $7.8 million and higher research and development (R&D) expense of $3.1 million, offset by lower selling, general and administrative (SG&A) expense of $2.4 million.

Net income for the third quarter of fiscal 2013 was $3.9 million, a decrease of $1.8 million from net income for the third quarter of fiscal 2012 of $5.7 million.

Earnings per diluted share for the third quarter of fiscal 2013 were $0.17, a decrease of $0.09 from third quarter fiscal 2012 earnings per diluted share of $0.26.

FISCAL 2013 YEAR-TO-DATE RESULTS

Revenue for the first nine months of fiscal 2013 was $186.0 million, down 13% from the first nine months of fiscal 2012 revenue of $214.3 million. The decrease in revenue resulted from lower sales in our UAS segment of $24.5 million and EES segment of $3.8 million.

Income from operations for the first nine months of fiscal 2013 was $9.8 million, a decrease of 44% from the first nine months of fiscal 2012 income from operations of $17.3 million. The decrease in income from operations resulted from lower gross margin of $5.0 million and higher R&D expense of $4.2 million, offset by lower SG&A expense of $1.6 million.

Net income for the first nine months of fiscal 2013 was $11.2 million, a decrease of $1.4 million from net income for the first nine months of fiscal 2012 of $12.7 million.

Earnings per diluted share for the first nine months of fiscal 2013 were $0.50, a decrease of $0.07 from the first nine months of fiscal 2012 income per diluted share of $0.57.

BACKLOG

As of January 26, 2013, funded backlog (unfilled firm orders for which funding is currently appropriated to us under a customer contract) was $70.5 million compared to $93.2 million as of April 30, 2012.

FISCAL 2013 — OUTLOOK FOR THE FULL YEAR

For fiscal year 2013, the Company is reducing its guidance to reflect anticipated full year revenue of $230 million to $250 million, and earnings per share of $0.30 to $0.50 on a fully diluted basis.

“Significant delays in government procurement activities have reduced our expected revenue sharply from our original guidance of $348 million to $370 million.  Multiple orders for our unmanned aircraft systems solutions have been delayed, including a funded requirement of the U.S. government awaiting final contract actions, and the time it takes to complete them has increased considerably, pushing them into fiscal 2014,” said Tim Conver.  “Looking forward, we see significant opportunities to achieve long-term compound growth with Switchblade Loitering Munitions systems, mission services and international small UAS sales.”

The foregoing estimates are forward looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to our ability to obtain and retain government contracts, delays or changes in government funding; changes in the demand for our products and services, activities of competitors and changes in the regulatory environment, and general economic and business conditions in the United States and elsewhere in the world. Investors are reminded that actual results may differ materially from these estimates.

CONFERENCE CALL

In conjunction with this release, AeroVironment, Inc. will host a conference call today, Tuesday, March 5, 2013, at 1:30 pm Pacific Time that will be broadcast live over the Internet. Timothy E. Conver, chairman and chief executive officer, Jikun Kim, chief financial officer, Tom Herring, chief operating officer and Steven A. Gitlin, vice president of investor relations, will host the call.

4:30 PM ET

3:30 PM CT

2:30 PM MT

1:30 PM PT

Investors may dial into the call at (877) 561-2749 (U.S.) or (678) 809-1029 (international) five to ten minutes prior to the start time to allow for registration.

Investors with Internet access may listen to the live audio webcast via the Investor Relations section of the AeroVironment, Inc. website, http://investor.avinc.com.  Please allow 15 minutes prior to the call to download and install any necessary audio software.

Audio Replay Options

An audio replay of the event will be archived on the Investor Relations section of the Company’s website, at http://investor.avinc.com. The audio replay will also be available via telephone from Tuesday, March 5, 2013, at approximately 4:30 p.m. Pacific Time through Tuesday, March 12, 2013 at 9:00 p.m. Pacific Time.  Dial (855) 859-2056 and enter the passcode 99341363.  International callers should dial (404) 537-3406 and enter the same passcode number to access the audio replay.

ABOUT AEROVIRONMENT, INC.

AeroVironment is a technology solutions provider that designs, develops, produces, supports and operates an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions.  Agencies of the U.S. Department of Defense and allied military services use AeroVironment’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication.  AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets.  More information about AeroVironment is available at www.avinc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, reliance on sales to the U.S. government; delays or changes in government funding, changes in the supply and/or demand and/or prices for our products and services; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; changes in significant operating expenses, including components and raw materials; failure to develop new products; changes in the regulatory environment; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Tables Follow -

AeroVironment, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	January 26,	January 28,	January 26,	January 28,
	2013	2012	2013	2012

Revenue:
Product sales	$23,496	$36,645	$104,601	$113,802
Contract services	23,591	35,319	81,441	100,531
	47,087	71,964	186,042	214,333
Cost of sales:
Product sales	14,281	23,587	63,055	69,958
Contract services	13,133	20,944	48,173	64,597
	27,414	44,531	111,228	134,555
Gross margin	19,673	27,433	74,814	79,778
Selling, general and administrative	10,433	12,866	37,230	38,806
Research and development	10,306	7,238	27,828	23,640
(Loss) income from operations	(1,066)	7,329	9,756	17,332
Other income:
Interest income	164	129	498	313
Other income	49	—	49	—
(Loss) income before income taxes	(853)	7,458	10,303	17,645
(Benefit) provision for income taxes	(4,722)	1,714	(918)	4,988
Net income	$3,869	$5,744	$11,221	$12,657
Earnings per share data:
Basic	$0.17	$0.26	$0.51	$0.58
Diluted	$0.17	$0.26	$0.50	$0.57
Weighted average shares outstanding:
Basic	22,142,917	21,797,802	22,035,007	21,761,927
Diluted	22,408,377	22,317,015	22,375,126	22,269,675

AeroVironment, Inc.

Consolidated Balance Sheets

(In thousands except share and per share data)

	January 26, 2013	April 30, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,975	$64,220
Short-term investments	69,811	77,152
Accounts receivable, net of allowance for doubtful accounts of $815 at January 26, 2013 and $921 at April 30, 2012	31,600	56,417
Unbilled receivables and retentions	15,409	27,034
Inventories, net	63,597	43,539
Income tax receivable	8,349	—
Deferred income taxes	9,785	9,377
Prepaid expenses and other current assets	4,283	4,030
Total current assets	266,809	281,769
Long-term investments	60,928	58,457
Property and equipment, net	21,714	23,515
Deferred income taxes	5,180	5,209
Other assets	4,159	201
Total assets	$358,790	$369,151
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,777	$20,213
Wages and related accruals	9,652	19,076
Income taxes payable	—	8,788
Customer advances	5,915	5,124
Other current liabilities	6,877	9,898
Liability for uncertain tax positions	606	606
Total current liabilities	38,827	63,705
Wages and other accruals	—	1,203
Deferred rent	842	1,019
Liability for uncertain tax positions	4,026	4,026
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares — 10,000,000; none issued or outstanding	—	—
Common stock, $0.0001 par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 22,417,427 at January 26, 2013 and 22,243,903 at April 30, 2012	2	2
Additional paid-in capital	129,588	124,954
Accumulated other comprehensive loss	(652)	(694)
Retained earnings	186,157	174,936
Total stockholders’ equity	315,095	299,198
Total liabilities and stockholders’ equity	$358,790	$369,151

AeroVironment, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	January 26, 2013	January 28, 2012
Operating activities
Net income	$11,221	$12,657
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8,340	6,418
Provision for doubtful accounts	338	354
Deferred income taxes	(407)	(510)
Unrealized foreign currency gain	(53)	—
Stock-based compensation	2,629	2,319
Tax benefit from exercise of stock options	1,536	664
Excess tax benefit from stock-based compensation	—	(115)
Gain on sale of property and equipment	—	(13)
Changes in operating assets and liabilities:
Accounts receivable	24,479	19,809
Unbilled receivables and retentions	11,625	(2,541)
Inventories	(20,058)	(10,310)
Income tax receivable	(8,349)	—
Other assets	(282)	(441)
Accounts payable	(4,436)	(17,759)
Other liabilities	(21,518)	(5,678)
Net cash provided by operating activities	5,065	4,854
Investing activities
Acquisitions of property and equipment	(6,528)	(9,856)
Proceeds from the sale of property and equipment	—	13
Acquisition of intangible assets	(850)	—
Investment in CybAero AB convertible notes	(3,037)	—
Net redemptions of held-to-maturity investments	4,690	7,965
Net sales of available-for-sale investments	250	225
Net cash used in investing activities	(5,475)	(1,653)
Financing activities
Excess tax benefit from stock-based compensation	—	115
Exercise of stock options	165	508
Net cash provided by financing activities	165	623
Net (decrease) increase in cash and cash equivalents	(245)	3,824
Cash and cash equivalents at beginning of period	64,220	62,041
Cash and cash equivalents at end of period	$63,975	$65,865

Supplemental disclosure:
Unrealized gains on long-term investments recorded in other comprehensive income, net of deferred taxes of $28 and $59, respectively	$42	$87
Reclassification from share-based liability compensation to equity	$401	$—

Reportable Segment Results are as Follows (Unaudited):

(In thousands)

	Three Months Ended		Nine Months Ended
	January 26,	January 28,	January 26,	January 28,
	2013	2012	2013	2012
Revenue:
UAS	$37,665	$57,247	$151,904	$176,383
EES	9,422	14,717	34,138	37,950
Total	47,087	71,964	186,042	214,333
Cost of sales:
UAS	20,585	34,096	88,620	105,803
EES	6,829	10,435	22,608	28,752
Total	27,414	44,531	111,228	134,555
Gross margin:
UAS	17,080	23,151	63,284	70,580
EES	2,593	4,282	11,530	9,198
Total	19,673	27,433	74,814	79,778
Selling, general and administrative	10,433	12,866	37,230	38,806
Research and development	10,306	7,238	27,828	23,640
(Loss) income from operations	(1,066)	7,329	9,756	17,332
Interest income	164	129	498	313
Other income	49	—	49	—
(Loss) income before income taxes	$(853)	$7,458	$10,303	$17,645

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AeroVironment, Inc.

Steven Gitlin

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ir@avinc.com